Exhibit 8.1
November 12, 2010
Targa Resources Investments Inc.
1000 Louisiana Street, Suite 4300
Houston, Texas 77002
Re:	Targa Resources Investments Inc. Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel for Targa Resources Investments Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale of common stock representing ownership interests in the Company. We have also participated in the preparation of a prospectus forming a part of the Registration Statement on Form S-1 (File No. 333-169277), as amended (the “Registration Statement”), to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” in the Registration Statement.
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such U.S. federal income tax matters (except for any representations or statements of fact by the Company included in the Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” as such term is defined in Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
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